Vsource®Announces Chief Executive Officer and Director Resignations

LA JOLLA, Calif. - December 6, 2004 - Vsource, Inc. (OTCBB: VSCE), today announced the resignation of its Chairman of the Board of Directors and Chief Executive Officer, Phillip E. Kelly, as well as the resignation of two other directors, I. Steven Edelson and Luc Villette. Mr. Kelly's resignation is effective immediately, and the resignations of Messrs. Edelson and Villette are effective as of November 30, 2004.

The three resignations follow the Company's successful completion of its exchange offer under which holders of its Series 1-A, Series 2-A and Series 4-A preferred stock had the opportunity to exchange their preferred stock for the shares of Ironbeak Limited, a wholly-owned subsidiary of the company, that owned Vsource's 61.2% interest in its former operating subsidiary, Vsource Asia Berhad. The completion of the exchange offer was announced on November 22, 2004. As a result of the exchange offer, Vsource no longer has an ownership interest in Vsource Asia or in Ironbeak Limited. In fiscal 2004, Vsource Asia generated approximately 99% of Vsource's combined revenues.

Mr. Kelly stated, "It has been an honor and a privilege to be the Chairman and CEO of Vsource for the last several years. The successful exchange offer marks an appropriate time for me to step down and pursue other opportunities, and allow existing management and major shareholders the opportunity to plot the path forward."

Messrs. Edelson and Villette echoed Mr. Kelly's sentiments and joined Mr. Kelly in saying, "We enjoyed our time on the Board and wish the Company and its shareholders well in its future endeavors."

Effective immediately, Dennis M. Smith, Vice Chairman and Chief Financial Officer, will replace Mr. Kelly as Chairman of the Board and Chief Executive Officer of the Company. Mr. Smith commented, "We are tremendously grateful to Mr. Kelly for his leadership and many contributions to Vsource and would like to extend our sincere thanks and appreciation for all of Phil's hard work and dedication over the past three years. We are also very grateful to Messrs. Edelson and Villette for their invaluable counsel to our senior management team and leadership on our Board. We wish all of them continued success in the years ahead."

Statements in this press release regarding Vsource's business that are not historical facts may be "forward-looking statements" that involve risks and uncertainties, that are detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Vsource is a registered trademark of Vsource, Inc.